Exhibit 10.2

SEPARATION OF EMPLOYMENT AGREEMENT

AND GENERAL RELEASE, DATED AUGUST 31, 2006

WHEREAS Paul Blake, FRCP (“Blake”) has been employed by Cephalon, Inc. (hereinafter “Employer”) as Executive Vice President, Worldwide Medical and Regulatory Operations, and because, as Blake acknowledges, Blake and Employer desire to end Blake’s employment with Employer in an amicable fashion, Blake and Employer agree as follows:

1.     In consideration of the promises of the Employer set forth in the memorandum attached to the Separation of Employment Agreement and General Releases to provide lump severance payment in an amount corresponding to one and a half (1.5) times his current gross annualized salary of $465,000, less applicable taxes and customary deductions, for the period commencing September 1, 2006 and ending on March 1, 2008, which corresponds to a total gross amount of $697,500, Blake (and his heirs, executors, and administrators) intending to be legally bound, hereby permanently and irrevocably terminates his employment with his Employer, and releases and discharges his Employer (and its parents, subsidiaries, affiliates, and its and their officers, directors, shareholders, employees, agents, successors, assigns, heirs, benefit plans, benefit plan fiduciaries, benefit plan administrators, executors, and administrators), and any individual or organization related to his Employer, and against whom or which Blake could claim (hereinafter referred to collectively as “Releasees”) from any and all causes of actions, suits, debts, claims, and demands whatsoever, which he had, has, or may have against Releasees up until the date of his execution of the Separation of Employment Agreement and General Release (Agreement and Release).  Particularly, but without limitation, Blake so releases any claims relating in any way to his employment or the termination of his employment relationship with his Employer, including, but not limited to claims arising under the Pennsylvania Human Relations Act (“PHRA”) Pennsylvania Wage Payment and Collection Law, 43 Pa. Stat. Ann. §§260.1-260.11a, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. S2000c et seq. (Title VII), (“Title VII”), the

Age Discrimination in Employment Act, 29 U.S.C., Section 621 et seq. (the “ADEA”), the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., (the “ADA”), and the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (“ERISA”) and all other claims under any federal, state, or common law, statutory or regulatory provisions, now or hereafter recognized and all claims for counsel fees and costs.  Blake further agrees that he will not seek personal legal or equitable relief against the Releasees involving any matters released in this paragraph.

2.     Except as set forth in this Agreement and its Release, it is expressly agreed and understood that his Employer does not have, and will not have, any obligation to provide at any time in the future with any payments, benefits, or consideration other than those recited in the attached memorandum, which in any event will be subject to applicable taxes including Federal Insurance Contribution Act tax (hereinafter “FICA”), and/or other federal, state and/or local taxes.

3.     Blake hereby agrees and recognizes that his employment relationship with his Employer has been permanently and irrevocably severed.  Blake further recognizes that Employer is under no obligation to hire, rehire or employ him in the future.  Blake agrees that he will not seek or accept employment with Releasees in the future.  Also, to the best of his ability and upon reasonable request, from time to time, Blake will cooperate with Employer, and will answer for Employer, any questions regarding matters related to his employment at Employer.  It is understood that this will not detract from Blake’s other full time employment activities.

4.     Blake recognizes that many employees and Employer have access to varying levels and degrees of confidential information, and that Blake’s solicitation or assistance of such persons may be seriously disruptive to the buiness of Employer in that such solicitations may result in disclosure of such proprietary information and could impair the relationship between Employer and its employees.

5.     The parties acknowledge that the performance of the promises of each are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth in this Agreement and Release and its attached Exhibits.

6.     Blake agrees and acknowledges that this Agreement and Release is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Employer.

7.     Blake agrees, convenants, and promises that he will not communicate or disclose the terms of this Agreement and Release to any persons with the exception of members of his immediate family and his attorney or financial advisors.

8.     Blake hereby certifies that he has read the terms of this Agreement and Release, that he has had adequate time to consider it fully, and that he understands its terms and effects.  Blake further certifies that neither his Employer, nor any of its agents, representatives, employees or attorneys have made any representations to Blake, construing the terms or effects of the Separation of Employment Agreement and General Release other than those expressly contained herein.

9.     Both parties agree that this Agreement and Release, along with the attachments, represents the entire agreement between the parties and fully supersedes any and all other oral and written understandings or agreements between the parties.  Neither party shall have any duty to the other that is not specifically set forth in these documents.

10.   Blake certifies and acknowledges as follows:

a.               That he has read the terms of this Agreement and Release and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE his Employer in accordance with Paragraph 1;

b.              That he has signed this Agreement and Release voluntarily and knowingly in exchange for the consideration described in the attached memorandum;

c.               That he has been advised by his Employer through this document to consult with an attorney prior to signing this Agreement and Release;

d.              That neither his Employer, nor any of its agents, representatives, employees or attorneys have made any representations to him construing the terms or effects of this Agreement and Release other than those expressly set forth in this Agreement and Release;

e.               That he has been given a reasonable period of at least 21 days to review and consider this Agreement and Release with an attorney of his choice; and

f.                 That he may revoke the Agreement and Release for a period of seven (7) days following the day he signs it by submitting (by hand delivery) written notice of the revocation to Carl A. Savini, Executive Vice President and Chief Administrative Officer.  The Agreement and Release shall become effective and enforceable upon expiration of the seven-day revocation period.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Separation of Employment Agreement and General Release this 23rd day of August, 2006.

Witness:	/s/ Beverly Wrightstone	/s/ Paul Blake, FRCP
Paul Blake, FRCP

Employer

Witness:	/s/ Beverly Wrightstone	By:	/s/ Carl A. Savini
Carl A. Savini
Executive Vice President and Chief
Administrative Officer
Cephalon, Inc.

EXHIBIT A

TO:	Paul Blake, FRCP
FROM:	Carl A. Savini
DATE:	August 22, 2006
SUBJECT:	Agreement to End Employment

This memo will confirm that we have agreed to end your employment with Cephalon, Inc. (“Employer”), effective August 31, 2006.  This is a Termination Prior to Change in Control on account of an involuntary termination by the Company for any reason other than Cause, death or Disability (“Involuntary Termination”), as defined in your Executive Severance Agreement of July 25, 2002.

The details of your severance package are as follows:

1)              You will receive a lump sum severance payment equal to one and a half (1.5) times your current gross annualized salary of $465,000 for the period commencing September 1, 2006 and ending on March 1, 2008, which corresponds to a total gross amount of $697,500, less applicable taxes and customary deductions.

2)              To assist you in your job search, we are providing you with outplacement assistance.  A representative from Right Management will provide you with additional details of this program.

3)              For a period of eighteen (18) months following your termination date, you shall continue to receive the medical and dental coverage in effect for yourself and your spouse and dependents.  The COBRA health care continuation coverage period under section 4980B of the CODE shall run concurrently with the foregoing eighteen (18) month benefit period.  Your participation in all other Company benefits, including the 401(k) will cease August 31, 2006.  You will receive information on the Life and LTD Insurances under separate cover.

4)              In accordance with our Equity Compensation and Stock Option plans, you will have ninety (90) days following your termination in which to exercise any previously unexercised options which have vested as of August 31, 2006.  All vesting ends as of August 31, 2006 and any stock awards or options that have not vested as of such date will immediately terminate and revert to the Company.

5)              You should be advised that the terms of your separation must be disclosed under the federal securities laws, and that we plan to issue the following disclosure statement:

“On August 31, 2006, Cephalon, Inc. (the “Company”) and Dr. Paul Blake agreed to end Dr. Blake’s employment as the Company’s Executive Vice President, Worldwide Medical and Regulatory Operations effective as of August 31, 2006.  In connection with this matter, the Company and Dr. Blake executed a Separation Agreement dated as of August 31, 2006 (the “Separation Agreement”), providing for compensation and benefits that would have been paid under an existing Severance Agreement dated July 25, 2002 between the Company and Dr. Blake, including (i) a lump sum payment of $697,000, which is equal to one and a half (1.5) times Dr. Blake’s current annual base salary (or 18 months thereof); (ii) dental and medical coverage continuation for Dr. Blake, his spouse and dependents until February 2008; and (iii) payment of up to $15,000 to cover the costs of outplacement assistance services.  In consideration of such benefits, Dr. Blake agreed pursuant to the terms of the Separation Agreement to release the Company from all claims, demands and causes of action related to his employment with the Company.”

This severance package is conditional upon the following:

1.     According to Section 5 of your Executive Severance Agreement, in order to receive the severance payment, on or after August 31, 2006, you will sign without alteration, and not thereafter revoke and you will at all times comply with the terms and conditions of Employer’s attached form of Separation of Employment Agreement and General Release Statement dated August 31, 2006.

2.     You agree to preserve the confidential nature of all trade secrets and other proprietary information of the Employer; immediately deliver to the Employer all documents and other materials acquired during the course of your employment; and keep confidential any information or documents concerning or relating to the Employer that you have acquired to date for your own or anyone else’s benefit, without the prior written consent of the Employer.

3.     To the best of your ability and upon reasonable request, you will cooperate with Employer, and you will answer for Employer, any questions regarding matters in your area or expertise as long as you conintue to receive payments from the Employer.  In addition, you will not make any comment or statement, orally or in writing that is designed to, or does, disparage the personal or business reputation of Employer, its related companies, directors, officers, employees or agents.

4.     You will surrender immediately all company property including files, memos and primary data to your supervisor.  This includes copies of these data and materials.  You are also advised that these data and materials are the intellectual property of Employer and may not be used in any manner without written permission.

5.     During the severance periods, if necessary you will answer Employer’s questions concerning your previous duties, upon Employer’s reasonable request.  You will not receive any additional compensation for such services, other than the salary or benefits continuation or severance described above.  Without in any manner limiting the foregoing, you acknowledge and agree that you will not be eligible for, nor will you receive any bonuses or incentive compensation payments for calendar years 2006 or 2007.

You will not receive any payment until at least eight (8) days after you execute the applicable attached Separation of Employment Agreement and General Release in order to allow for the expiration of the seven (7) day revocation period of that agreement.

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If I can be of any assistance to you now, or during the salary continuation or severance periods, please do not hesitate to contact me.

/s/ Carl A. Savini
Carl A. Savini
Executive Vice President and Chief Administrative Officer
Cephalon, Inc.

Agreed to and Accepted:

/s/ Paul Blake, FRCP
Paul Blake, FRCP

23rd August 2006
Date

Attachment

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